EXHIBIT 99.3


                                 GEOLOGY REPORT

                                       ON

                                  THISTLE CLAIM

                      Vancouver Island Copper Gold Project


                          Northing      5437500 m
                          Easting       381000 m


             Longitude 124(0)37' 30" W            Latitude 49(0)05' N


                                   UTM Zone 10


                              Map Sheets M092F 02E


                                       FOR


                           Oliver Creek Resources Inc.
                               6952 Lanark Street
                           Vancouver, British Columbia
                                     V5P 2Z7


                                    GEOLOGIST
                              W . Timmins, P. Eng.
                              Date: February, 2006

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TABLE OF CONTENTS


                                                                            Page
                                                                            ----

TABLE OF CONTENTS.............................................................2

LIST OF FIGURES...............................................................3

1.   SUMMARY..................................................................4

2.   INTRODUCTION.............................................................6
         2.1      Disclaimer..................................................6

3.   PROPERTY DESCRIPTION AND LOCATION........................................7

4.   ACCESS, CLIMATE, LOCAL RESOURCES AND INFRASTRUCTURE......................8

5.   HISTORY..................................................................9

6.   RECENT EXPLORATION WORK..................................................9

7.   GEOLOGICAL SETTING......................................................10
         7.1      Regional Geology...........................................10
         7.2      Property Geology...........................................10

8.   DEPOSIT TYPE............................................................10
         8.1      Vancouver Island (Debbie) Gold Mine........................11
         8.2      Skarn and Massive Sulphide Deposits........................12

9.   GEOPHYSICS..............................................................14
         10.1     Regional Geophysics........................................14
         10.2     Geophysics of Claims.......................................14

10.  REGIONAL GEOCHEMISTRY...................................................14

11.  CONCLUSIONS.............................................................15

12.  RECOMMENDED PROGRAM.....................................................16

13.  BUDGET..................................................................16
         Budget - Phase I....................................................17
         Budget - Phase II...................................................17

14.  STATEMENT OF QUALIFICATIONS.............................................18

15.  REFERENCES..............................................................19


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VANCOUVER ISLAND COPPER GOLD PROJECT                                      PAGE 2
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LIST OF FIGURES

                                                                 Following page
                                                                 --------------


     Figure 1:  Property Location Map..................................7

     Figure 2:  Property Claim Map.....................................8

     Figure 3:  Regional & Property Geology...........................10

     Figure 4:  Regional Geochemistry.................................14



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VANCOUVER ISLAND COPPER GOLD PROJECT                                      PAGE 3
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1. SUMMARY

   The region has an active mining area for precious and base metals since the discovery of the Debbie (Vancouver Island) gold mine in the late 19th century and the 1970's exploration work in the region and numerous showings throughout the area remain to be explored.

   The property is located 16 kilometres south east of Port Alberni, British Columbia on Vancouver Island. Access is provided to the claims off the main Port Alberni to Bampton road via logging roads. Alberni Sound is used extensively for recreational pursuits however it has no official designation. The topography and relief is fairly rugged extending from 400 metres to 1200 metres in elevation.

   In the 1970's and 1980's exploration on the Debbie showing 4.5 kilometres to the north by Westmin developed almost 500,000 tonnes of resources.

   This area is part of the Insular belt of the Cordillera of volcanics, crystalline rocks and minor sediments of the geological province of Wrangallia and represents its western most portion. The eastern portion of Vancouver Island is underlain by the Palaeozoic Sicker Group sediments and Upper Triassic basalts with minor carbonates and clastic sediments, which in turn are overlain by the Lower Jurassic Bonanza Volcanic Group which has been intruded by the Early -Middle Jurassic Island Plutonic Suite of the volcanic island arc sequence

   At least two types of deposits are associated with these rock units and the indicated geological environment underlying the claim group. Quartz veins related to an intrusive into the overlying volcanics, a volcanic massive

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VANCOUVER ISLAND COPPER GOLD PROJECT                                      PAGE 4
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   sulphide gold zone and a related skarnified precious metal - base metal contact zone, all have elements of their host geology present on the property.

   The zones on the Thistle Claim, in the Sicker volcanic belt provides a very attractive exploration prospect for copper and gold mineralization. The Phase I budget will cover detailed geological mapping; geochemical sampling and prospecting. It is estimated to cost $44,000.


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VANCOUVER ISLAND COPPER GOLD PROJECT                                      PAGE 5
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2. INTRODUCTION

   The region has an active mining area for precious metals since the discovery of the Vancouver Island Gold Mine in the late 1890's. Numerous showings throughout the area remain to be explored.

   Prospecting on Vancouver Island south of the Vancouver Island Gold mine (Debbie Mine) revealed some areas of interesting geology and potential for precious metals. The Thistle Claim, which is the subject of this report have been prospected, sampled and staked. Oliver Creek Resources Inc. acquired a 100% interest in them.

2.1 DISCLAIMER

   This report was initiated by the Bruce A. Thomson President of Oliver Creek Resources Inc. to evaluate the area of the claims and to recommend an exploration program to develop its mineral prospects and to be filed with the appropriate regulatory bodies.

   In order to write the report, old mine data and geological reports were compiled and a property visit was conducted in November 2005.


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VANCOUVER ISLAND COPPER GOLD PROJECT                                      PAGE 6
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3. PROPERTY DESCRIPTION AND LOCATION

   The Thistle Claim is located about 16 kilometres southeast of Port Alberni, British Columbia on Vancouver Island just west of Father and Son Lake. Access is provided to the claims off the main Port Alberni to Bamfield road and via logging roads off the main road (Figure 1, Map Sheet M092F02E).

   The entire Property consists of 2 unpatented mineral claims, consisting of 32 cell units staked and recorded online as per the new British Columbia Regulations. The parameters delineating the interests Oliver Creek Resources Inc. is found below and the claims are displayed on Figure 2.

                   TABLE 1. OLIVER CREEK RESOURCES INC. CLAIMS

                          Tenure
Claim Name     Units     Record #    Expiry Date     Map Sheet      Owner
----------     -----     --------    -----------     ---------      -----
THISTLE 1       10        508188      Mar 1/07       MO92F02E     B. Thompson
THISTLE 4       22        528359      Feb 15/07      MO92F02E     B. Thompson

    TOTAL       32 UNITS             676.90 Hectares

In British Columbia, each unit's size may vary with the geodiscal nature of the province and consist of approximately 20 hectares

   All claims staked in British Columbia require $4 per hectare worth of assessment work to be undertaken in Year 1 through 3, followed by $8 per hectare per year thereafter. There are no known environmental concerns or parks designated for any area contained within the claims and logging operations have been very active in the recent past. Alberni Sound is used extensively for recreational pursuits however it has no official designation.


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   The property has no encumbrances. As advanced exploration proceeds there may be bonding requirements for reclamation.

   Oliver Creek Resources Inc. has acquired outright, a 100% interest in the property.

4. ACCESS, CLIMATE, LOCAL RESOURCES AND INFRASTRUCTURE

   The claim is located southeast of Port Alberni, British Columbia on Vancouver Island. Access is provided to the claims off the main Port Alberni to Bamfield road via logging roads off the main road (Map 2). The property is accessible 6 kilometres up a logging road from the Port Alberni Bamfield road.

   The topography and relief is fairly rugged extending from 400 metres to1000 metres in elevation. The forested slopes are actively being logged with some areas of re-growth typical of this area British Columbia. There is a mix of cedar, hemlock, spruce trees with alder, willow and cottonwood on old roads and poorly drained areas. Undergrowth brush is typical with salal, devil's club and assorted berry bushes. Climate is also typical of the Vancouver Island area and is such that the lower and middle elevations will be workable year round with little difficulty. Higher ground may require snow machines or similar track mounted vehicles.

   All the major river drainages flow year round as do many subsidiary creeks. The area is an active logging region with plenty of heavy equipment and operators available for hire. Most live in Port Alberni, Parkside or Nanimo. All these population centres totalling almost 20,000 people are within a one hour drive of the project and provide all amenities including police, hospitals, groceries, fuel, helicopter services, hardware and other necessary


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VANCOUVER ISLAND COPPER GOLD PROJECT                                      PAGE 8
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   items. Drilling companies and assay facilities are located in Campbell River on the island or in Vancouver.

5. HISTORY

   Gold was discovered in the area in the late part of the 19th century. Initial exploration occurred at that time with several showings around the Debbie Mine being discovered and developed by trenching and adits.

   A second period of discovery and exploitation occurred in the mid - late 1930's and early 1940's which saw several new showings discovered and the bulk of the showings and occurrences were mined, including the Thistle Mine to the north of this property. Some post war mining occurred but most of the area was under explored until the 1980's.

   During this last period of activity in the 1980's Westmin developed a reserve on the Debbie Mine area of 471,956 tonnes grading 6.23 grams (Minfile Report # 092F 079). Three showings were identified on or adjacent to the property; Thistle (Minfile Report # 092F 083); Saddle (Minfile Report # 092F 442); and Douglas (Minfile Report # 092F 443) during this period.

6. RECENT EXPLORATION WORK

   Little further exploration was conducted in the area since that last 1980's period.


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VANCOUVER ISLAND COPPER GOLD PROJECT                                      PAGE 9
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7. GEOLOGICAL SETTING

7.1 REGIONAL GEOLOGY

   This area is part of the Insular belt of the Cordillera of volcanics, crystalline rocks and minor sediments of the geological province of Wrangallia and represents its western most portion. This terrain is the trailing edge of the Wrangallia geologic province as it was being rafted on to the North American Craton.

   The eastern portion of Vancouver Island is underlain by the Palaeozoic Sicker Group sediments and Upper Triassic basalts with minor carbonates and clastic sediments. These units which underlie the subject property of this report have been intruded by the Early -Middle Jurassic Island Plutonic Suite (granodiorite - monzonite - diorite) which is coeval or late stage part of the volcanic island arc sequence

   Basaltic flows and pillow basalt of the Triassic Karmutsen Formation (Vancouver Group) are underlain by a complexly inter-layered succession of volcanics and sediments of the Paleozoic Sicker and Mississippian to Lower Permian Buttle Lake groups. These include basaltic flows, agglomerates and bedded tuffs of the Upper Devonian McLaughlin Ridge Formation (Myra Formation), Sicker Group and limestones and marbles of the Upper Pennsylvannian to Lower Permian Mount Mark Formation (Buttle Lake Group, previously Buttle Lake Formation).

7.2 THISTLE PROPERTY GEOLOGY

   Basaltic flows and pillow basalt of the Triassic Karmutsen Formation (Vancouver Group) are underlain by a complexly inter- layered succession of volcanics and sediments of the Paleozoic Sicker and Mississippian to Lower Permian Buttle Lake groups. These include basaltic flows, agglomerates and bedded tuffs of the Upper Devonian McLaughlin Ridge Formation (Myra


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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 10
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   Formation), Sicker Group and limestones and marbles of the Upper
   Pennsylvannian to Lower Permian Mount Mark Formation (Buttle Lake Group, previously Buttle Lake Formation).

   Disseminated to massive sulphide mineralization, consisting of pyrite, chalcopyrite and minor pyrrhotite plus sulphide rich quartz-carbonate veins, occur in sheared pyritic quartz-sericite schists with chloritized mafic volcanic flows ("Mine Flow Unit") and tuffs of the Upper Devonian McLaughlin Ridge Formation. One zone of semi-massive pyrite, up to 10 centimetres thick and 50 centimetres long, occurs in McLaughlin Ridge basalts on the property which a sample across the zone assayed 2.1 grams per tonne gold.

   Drilling in 1988 in this area, encountered a stockwork of hematitic quartz-carbonate veinlets containing disseminated pyrrhotite and chalcopyrite assayed 1.19 grams per tonne gold, 0.0024 per cent copper, 0.0023 per cent zinc, trace silver and trace lead. Another occurrence of copper-gold mineralization in basaltic rocks of the McLaughlin Ridge Formation assayed
   2.47 grams per tonne gold and 0.16 per cent copper. Mineralization is associated with the common chloritic alteration, but chlorite-epidote-carbonate-quartz alteration is also present.

   Mineralization consists of pyrite, chalcopyrite and galena in quartz veins with associated quartz-carbonate and sericite alteration in sheared pillowed volcanics and breccia was also found on the southern part of the claim. The alteration occurs over a width of 100 metres and to the east finely laminated argillite with 10 - 20% pyrite occurs as an inlier between basaltic and cherty tuff. Assays of almost 2 grams gold were recorded.


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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 11
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8. DEPOSIT TYPE

   Two styles of mineralization which are present in the Mineral Creek zone represent the type of mineralization to be expected in the area. Gold occurs in a wide zone of cataclasis and pervasive ankerite-quartz-sericite-pyrite alteration with minor arsenopyrite in bedded volcaniclastic and aphyric basalt flow rocks adjacent to the fault and gold occurs in quartz veins with minor pyrite and arsenopyrite cutting both the alteration zone and its immediate hanging wall aphyric basalt host. The veins are considered to be possibly Tertiary in age.

   Major shear structures appear to be intimately associated with these mineralized zones and felsic intrusives are proximal to if not intermixed with most of the showings.

   Two other deposit types are suggested with the Thistle Mine reported as possibly a skarn and the presence of massive sulphide layers within the volcanics.

8.1 VANCOUVER ISLAND GOLD (DEBBIE MINE) DEPOSIT

   The Debbie area is underlain by andesitic to basaltic flows including intermediate to mafic volcanics, bedded volcaniclastics, mylonite and foliated volcanics, pillowed basalts, tuff, agglomerates, cherty tuffs and chert of the Paleozoic Sicker Group. These comprise the Devonian Nitinat, Duck Lake and McLaughlin Ridge formations. The north-northeast striking Mineral Creek fault cuts the subparallel striking stratigraphy. The zone occurs within the immediate hanging wall of the east dipping Mineral Creek fault and has a 600 metre strike length. The width ranges from 46 to 61 metres contains a set of quartz-clay-ankerite/calcite-minor pyrite and arsenopyrite veins with native gold. The veins, which are haloed by narrow ankerite-sericite-pyrite selvages, occur within the 600-metre northeast


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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 12
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   strike and in an area of 230 metre width. Three main gold-bearing quartz veins that were developed from the old workings and follow well-developed shear zones on the east side of Mineral Creek. They are lens-shaped and consist of two generations of quartz. Pyrite, arsenopyrite and minor sphalerite are disseminated in the veins and free gold has also been reported.

   Faults are often associated with these zones and diorite intrusives of the Early to Middle Jurassic Island Plutonic Suite. For example mineralized properties are found along a shear zone which cuts andesite, diorite and Tertiary quartz-feldspar porphyry.

   The mineralization ocurrs with as quartz veins, lenses, stockworks (some stockwork are hematitic quartz-carbonate veinlets) and stringers containing variable amounts of sulphides, mainly pyrite (sometimes pyrrhotite), chalcopyrite, minor galena and sphalerite. Usually it occurs in a shear zone which sub-parallels the andesite/diorite contact. The wallrock is strongly altered by ankeritic carbonate for widths of several centimetres to several metres. A subordinate shear set can also present and the assay grades are highest where these two shear sets intersect.

   Chloritic alteration is most common , but epidote-carbonate- chlorite-quartz alteration is also present. Mineralization is associated with alteration.

8.2 SKARN AND MASSIVE SULPHIDE DEPOSITS

   A 2.2 metre wide interval of pyritic chlorite-altered basalt and sericite-altered basalt, of the basaltic flow unit ("Mine Flow Unit"), contains an 80 centimetre width of massive pyrite. Drilling in 1984, intersected 20 centimetres of 17.6 grams per tonne gold in chloritic basalt,


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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 13
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   including 2 centimetres of massive pyrite and drilling in 1988 encountered strong chloritic alteration and semi-massive to massive auriferous pyrite.

   These reports of "volcanogenic massive sulphide (VMS)" type occurrences with chloritic alteration suggest the area is potentially a VMS environment that would be conducive hosting gold mineralization.

   As well, the Thistle Mine was reported by early workers to be a skarn deposit in altered limestone, intruded by fine-grained diorite. The presence of limestone and the "pregnant" intrusives in the area imply the possibility of this mineralization associated with gold is possible in the area.

9. GEOPHYSICS

9.1 REGIONAL GEOPHYSICS

   The area of the claims has been covered by a Geological Survey of Canada airborne magnetometer survey, which highlights magnetic features associated with the geological units that cross the property. No definitive anomalies are associated with the property.

9.2 GEOPHYSICS OF CLAIMS

   No ground geophysical surveying has been reported for the Property.

10. REGIONAL GEOCHEMISTRY

   Regional government stream sediment and till sampling geochemical surveying was completed which identifies the area of the property as an area of anomalous base and precious metal indicator values. National geochemical reconnaissance surveys completed by the Geological Survey of Canada and the


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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 14
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   British Columbia Ministry of Energy Mines and Petroleum Resources on stream sediment samples and till samples have published values of copper and gold in the area and other indicator minerals including molybdenum and mercury. They are displayed in Figure 3. The sample density is of such a scale that it is a positive indication only and not a definitive indicator.

11. CONCLUSIONS

   The Thistle zone in the Sicker volcanic belt on the Thistle Claim, provides a very attractive exploration prospect for copper and gold mineralization. The belt has not been subjected to recent exploration. The geology is favourable for two to three types of volcanic belt related mineralised zones and has anomalous stream and glacial till samples from the area. Preliminary exploration and research has identified the high potential of this volcanic belt that are very similar to those found at known mineralised bodies and could have significant areas of mineralization.

   It is concluded that detailed exploration as recommended could locate further mineralized zones. This exploration will ascertain the various rock units and silt sampling, rock and soil geochemistry, will help evaluate the potential of the property. It is apparent that the belt of volcanic rocks presently being explored represents a unique situation: there exists a mine model, superb road access and a good base information . Further work is warranted.



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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 15
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12. RECOMMENDED PROGRAM

   A detailed program (Phase I) of geological review and exploration is proposed to develop a detailed geological base model for the claims.

   Both Phase I and Phase II are necessary to complete the initial evaluation of the Property.

13. BUDGET

   The initial phase of exploration for the claims will consist of detailed geological mapping of all roads within and buttressing the claims and silt sampling of every drainage or draw (soil sampling if necessary). This work is important in establishing the base and anomalous geochemical values and the structural implication of the drainages as faults or contacts.


   The Phase I budget will cover detailed geological mapping; silt (soil if necessary) geochemical sampling geophysical surveying and trenching of the defined zones; and prospecting. It is estimated to cost $44,000 as described below.


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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 16

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BUDGET - PHASE I (ALL FIGURE ARE US$)
     1. Geological Mapping including rock assays                      $ 12,000
     2. Geochemical surveying; soil and silts 300 samples & assays    $  8,000
     3. Equipment rental  vehicles & materials                        $  5,000
     4. Fuel, Food, Field Supplies                                    $  3,800
     5. Geophysical Surveying (magnetometer and VLF EM)               $ 11,000
     6. Trenching & sampling                                          $  2,200
     7. Report writing, Supervision, Travel                           $  2,000
                                                                      --------

     GRAND TOTAL - PHASE I                                            $ 44,000
                                                                      ========

PHASE II

     1. Follow-up Detailed Geology & sampling                         $ 13,000
     2. Drilling 1000 metres at $105/ metre                           $105,000
     3. Assays 400 @ $20 per assay                                    $  8,000
     4. Permitting                                                    $ 25,000
     5. Supervision, Travel Report preparation & Contingency          $ 44,000
                                                                      --------

         GRAND TOTAL - PHASE II                                       $195,000
                                                                      ========


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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 17
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14. STATEMENT OF QUALIFICATIONS

I, William G. Timmins, of the City of Vancouver, in the Province of British Columbia, do hereby certify that:

     1. I am a consulting geologist, with offices at 1016 - 475 Granville Street, Vancouver, B. C.
     2. I have been practicing my profession for the past 39 years, having been engaged in the evaluation, exploration and development of mineral properties throughout Canada, the United States, Latin and South America, Australia and New Zealand.
     3. I am a graduate of the Provincial Institute of Mining, Haileybury Ontario (1956) and attended Michigan Technological University 1962 - 1965, Geology, and was licensed by the Professional Engineers Association of B.C. (geological discipline) in 1969.
     4. This report is based on published and private reports, maps and data in the public domain, and a visit to the property during the 2005 field season.
     5. The author is not aware of any material fact or material change with respect to the subject matter of the technical report which is not reflected in the technical report, the omission to disclose which makes the technical report misleading.
     6. I have no interest, nor do I expect to receive any interest in the properties or securities of Oliver Creek Resources Inc. and am independent of the issuer.
     7. I have no prior involvement with this property and this technical report has been prepared in compliance with regulatory authority.

     8. Oliver Creek Resources Inc. is hereby granted permission to use this report for all purposes normal to the corporate business of the company.


February 17, 2006
                              ----------------------------------
                              W.G. Timmins P.Eng.


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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 18
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15. REFERENCES

   Minefile Capsule Geology and Bibliography; 092F 079; 082; 083; 084; 348; 386; 437; 439; 440; 441; 547 & 561

   Ministry of Energy, Mines and Petroleum Resources , British Columbia; Open File Report 1990-27 p43 -47

   Schroder, T. Ministry of Energy, Mines and Petroleum Resources, British Columbia; District Geologist, pers. Communication

   Department of Energy, Mines and Resources, Geological Survey of Canada; Open File 2948a - Tectonic Assemblage Map of Vancouver Open File 2490 - Guide to the Geology and Tectonic Evolution of the Southern Coast Mountains - 1994, Preliminary Map - Terranes of the Southern Coast and Intermontane Belts, British Columbia 1994, Journeay J. M. and Monger, J.W.H Aeromagnetic Maps:
   Vancouver Island; RGS 1994 - Vancouver Regional Geochemical Survey, RGS



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VANCOUVER ISLAND COPPER GOLD PROJECT                                     PAGE 19